INDEPENDENT AUDITOR'S CONSENT

We consent to the use in this Post-Effective Amendment No. 28 to the Registration Statement of Albemarle Investment Trust under the Securities Act of 1933, filed under registration Statement No. 33-13133 of our report dated October 2, 1998, relating to The North Carolina Tax Free Bond Fund, included in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the captions "Financial Highlights" and "Other Services" in such Registration Statement.

DELOITTE & TOUCHE, LLP

Dayton, Ohio
November 24, 1998